Exhibit 5.2

December 5, 2023

Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

Re:	Royal Bank of Canada

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) in connection with the registration under the United States Securities Act of 1933 (the Act) of U.S.$75,000,000,000 aggregate amount of:

(a)

senior obligations (the Senior Debt Securities) to be issued pursuant to an Indenture dated as of October 23, 2003, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, the Second Supplemental Indenture dated as of February 28, 2007, the Third Supplemental Indenture dated as of September 7, 2018, the Fourth Supplemental Indenture dated as of June 22, 2023 and the Fifth Supplemental Indenture dated as of June 22, 2023, between the Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee (as so supplemented, the Senior Debt Indenture);

(b)

subordinated obligations (the Subordinated Debt Securities) to be issued pursuant to an Indenture dated as of January 27, 2016, as supplemented by the First Supplemental Indenture dated as of January 27, 2016, between the Bank and The Bank of New York Mellon, as trustee (as so supplemented, the Subordinated Debt Indenture);

(c)

common shares (Common Shares) to be issued solely in connection with the conversion of Subordinated Debt Securities or first preferred shares (First Preferred Shares), as applicable, upon the occurrence of a Non-Viability Trigger Event (as such term is defined in the Prospectus, as defined below);

(d)

First Preferred Shares to be issued solely in connection with an offering of Subordinated Debt Securities the terms of which provide for the concurrent issuance of First Preferred Shares to be held in trust for delivery to holders of such Subordinated Debt Securities in certain limited circumstances, including non-payment of the principal amount of, interest on or redemption price for such Subordinated Debt Securities when due; and

(e)

warrants (together with the Senior Debt Securities and the Subordinated Debt Securities, the Securities) to be issued pursuant to an Indenture dated as of October 19, 2018 between the Bank and the Bank of New York Mellon, as trustee (the Warrant Indenture).

We have reviewed or participated, together with Sullivan & Cromwell LLP, United States counsel to the Bank, in the preparation of the following:

(i)	the Senior Debt Indenture;

(ii)	the Subordinated Debt Indenture;

(iii)	the registration statement of the Bank on Form F-3 dated December 5, 2023 (the Registration Statement); and

(iv)	the prospectus (subject to completion) of the Bank dated December 5, 2023 included in the Registration Statement (the Prospectus).

For the purposes of our opinion below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Subordinated Debt Indenture, the Senior Debt Indenture and the Warrant Indenture have in each case been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, each party thereto other than the Bank.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated December 4, 2023 issued by the Office of the Superintendent of Financial Institutions.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. We also express no opinion as to whether the issuance, sale and delivery of the Securities or any contract or other document relating thereto are in compliance with the Charter of the French Language (Québec).

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Securities;

2.

when the creation of the Securities has been duly authorized by the Bank and when the terms of particular Securities and the issuance and sale of such Securities have been duly authorized by all necessary corporate action in conformity with the Senior Debt Indenture, the Subordinated Debt Indenture or the Warrant Indenture, as applicable, and when such Securities have been duly executed, authenticated and issued in accordance with the Senior Debt Indenture, the Subordinated Debt Indenture or the Warrant Indenture, as applicable, and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Securities will be validly issued and to the extent validity of the Securities is a matter governed by the laws of the Provinces of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank;

3.

the Senior Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms;

4.

the Subordinated Debt Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms;

5.

the Warrant Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms;

6.

all necessary corporate action has been taken by the Bank to authorize the issuance of the Common Shares and, upon the conversion of duly authorized, executed, authenticated and issued Subordinated Debt Securities or First Preferred Shares, as applicable, in connection with a Non-Viability Trigger Event, the Common Shares will be validly issued as fully-paid and non-assessable common shares of the Bank; and

7.

when the creation of the First Preferred Shares has been duly authorized by the Bank and when the terms of particular First Preferred Shares and the issuance and sale of such First Preferred Shares have been duly authorized by all necessary corporate action, and when such First Preferred Shares have been duly executed and issued and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such First Preferred Shares will be validly issued and fully-paid and non-assessable preferred shares of the Bank.

The opinions set forth in paragraphs 2, 3, 4 and 5 above, as to the validity of the Securities and the enforceability of the Senior Debt Indenture, the Subordinated Debt Indenture and the Warrant Indenture, are subject to the following qualifications:

(i)

equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunctive relief, may only be granted at the discretion of a court of competent authority;

(ii)	rights to indemnity and contribution under the Securities or the Senior Debt Indenture, the Subordinated Debt Indenture and the Warrant Indenture may be limited by applicable law;

(iii)

enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada), bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, winding-up laws and other laws of general application affecting the rights of creditors generally (including the provisions of the Bank Act (Canada) respecting such matters) and will be subject to limitations under applicable limitations statutes, including the limitations contained in the Limitations Act, 2002 (Ontario) (and the undersigned expresses no opinion as to whether a court may find any provision of, as the case may be, the Senior Debt Indenture, the Subordinated Debt Indenture or the Warrant Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes); and

(iv)

pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate of exchange in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Sullivan & Cromwell LLP for the purposes of its opinion dated the date hereof addressed to the Bank with respect to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

“Norton Rose Fulbright Canada LLP”

4